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      COOPERATIVE BANKSHARES REPORTS 45% INCREASE IN FIRST QUARTER EARNINGS

For Immediate Release:

      Wilmington, NC April 18, 2007--Cooperative Bankshares, Inc. (NASDAQ:
"COOP") (the "Company") reported net income for the quarter ended March 31, 2007 of $2.1 million or $0.32 per diluted share, an increase of 44.7% over the same quarter last year. Net income for the quarter ended March 31, 2006 was $1.5 million or $0.22 per diluted share. The increase in net income from the prior year period was mainly due to an increase in net interest income caused primarily by growth in loans, a reduction to the provision for loan losses and a gain recognized on the sale of a building. Loans increased to $764.6 million at March 31, 2007 representing a 0.4% increase from December 31, 2006 and a 12.0% increase from March 31, 2006. For the three-month period ended March 31, 2007, the bulk of the increase in the loan portfolio occurred in multi-family residential loans, which grew $5.6 million (35.1%), and construction and land development loans, which grew $4.8 million (2.9%). For the twelve-month period ended March 31, 2007, the majority of loan growth occurred in one-to-four family loans, which grew $61.4 million (20.3%), and construction and land development loans, which grew $28.7 million (20.2%). Loan growth was primarily attributable to the markets in which the Company's wholly owned subsidiary, Cooperative Bank (the "Bank"), conducts its business, the Bank's improved branch network and a continued emphasis on increasing overall loan production. The provision for loan losses decreased to $300,000 for the quarter ended March 31, 2007 representing a 48.7% decrease from March 31, 2006. This decrease in the provision for loan losses was primarily the result of slower loan growth in the three-month period ended March 31, 2007 as compared to the three-month period ended March 31, 2006. Also during the quarter ended March 31, 2007, the Company recognized a $275,000 gain on the sale of a branch office that was relocated in Morehead City.

      Total assets increased to $865.2 million at March 31, 2007, an increase of 0.6% compared to $860.1 million at December 31, 2006 and an increase of 10.5% compared to $782.7 million at March 31, 2006. Asset growth was primarily the result of continued loan growth, which was mostly funded by deposit growth. Deposits at March 31, 2007 increased to $665.1 million from $661.9 million at December 31, 2006 and from $591.9 million at March 31, 2006 primarily as a result of the Bank's improved branch network, increasing brokered deposits and the Bank being located in markets experiencing growth. At March 31, 2007, stockholders' equity was $59.5 million, or $9.14 per share, and represented 6.88% of assets, compared to $57.6 million, or $8.85 per share, representing 6.70% of assets at December 31, 2006 and compared to $52.1 million, or $8.05 per share, representing 6.66% of assets at March 31, 2006.

      Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative Bank provides a full range of financial services through 22 offices in Eastern North Carolina. The Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgage loans through two offices in North Carolina.

      Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.

      The Company has filed a Form 8-K with the SEC containing additional financial information regarding the three-months ended March 31, 2007.

Contact:  Frederick  Willetts,  III, President,  Todd L. Sammons,  CPA, Senior
Vice   President/   CFO,  Linda  B.  Garland,   Vice   President/   Secretary,
910-343-0181

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

    COOPERATIVE BANKSHARES, INC.
           201 MARKET ST.                                        UNAUDITED SELECTED FINANCIAL DATA
        WILMINGTON, NC 28401                                            NASDAQ SYMBOL: COOP

(In thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------
BALANCES AS OF:                             03/31/07        12/31/06       09/30/06        06/30/06         03/31/06
=======================================================================================================================
ASSETS                                     $ 865,225       $ 860,090      $ 843,086       $ 827,745        $ 782,702
STOCKHOLDERS' EQUITY                          59,539          57,623         55,798          53,283           52,091
DEPOSITS                                     665,139         661,892        648,467         633,430          591,871
BOOK VALUE (6,517 SHARES as of 3/31/07)         9.14            8.85           8.57            8.19             8.05

NON-PERFORMING ASSETS:
  ACCRUING LOANS 90 DAYS PAST DUE              1,015           1,124            608           2,278            2,006
  NON-ACCRUAL LOANS                              219             172            368              18            1,341
  FORECLOSED REO                                 574             653            574             574               10
                                           ----------------------------------------------------------------------------
    TOTAL NON-PERFORMING ASSETS            $   1,808       $   1,949      $   1,550       $   2,870        $   3,357
                                           ============================================================================

=======================================================================================================================
FOR THE QUARTER ENDED:                      03/31/07        12/31/06       09/30/06        06/30/06         03/31/06
=======================================================================================================================
NET INTEREST MARGIN                             3.50%           3.48%          3.70%           3.72%            3.60%
 (net interest income/average interest-earning assets)

EARNING ASSETS / LIABILITIES                    110.1%         110.1%         110.9%          111.2%           110.7%

STOCKHOLDERS' EQUITY/ASSETS                      6.88%          6.70%          6.62%           6.44%            6.66%

=======================================================================================================================

NET INCOME                                 $   2,103       $   2,109      $   2,279       $   1,799        $   1,453
                                           ============================================================================
NET INCOME  PER DILUTED SHARE              $    0.32       $    0.32      $    0.34       $    0.27        $    0.22
                                           ============================================================================
DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                             6,639           6,645          6,638           6,619            6,593
                                           ============================================================================

ALLOWANCE FOR LOAN LOSSES
  PROVISION                                $     300       $     350      $     525       $     775        $     585
  CHARGE OFFS                                     14             360             63             789                7
  RECOVERIES                                      13               1              -               1                5
                                           -----------------------------------------------------------------------------

   BALANCE                                 $   8,085       $   7,786      $   7,795       $   7,333        $   7,346
                                           =============================================================================

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Note: The per share information is computed afer giving retroactive effect to the 3-for-2 stock split in the form of a 50% stock dividend declared on May 31, 2006 and paid on June 30, 2006.